Exhibit 3.3

BYLAWS

OF

TYLER TECHNOLOGIES, INC.

(as amended on October 20, 2015)

ARTICLE I

OFFICES

Section 1.  Registered Office.  The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware or at the office of the person or entity then acting as the corporation’s registered agent in the State of Delaware.  The registered office and/or agent may be changed from time to time by resolution of the Board of Directors.

Section 2.  Other Offices.  The corporation may also have other offices at such other places as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  Annual Meetings.  The annual meeting of stockholders for the election of directors and the conduct of such other business as may properly come before the meeting in accordance with these Bylaws shall be held at such time and place as the Board of Directors designates and as stated in the notice of the meeting.

Section 2.  Special Meetings.  Special meetings of the stockholders may be called for any purpose(s) at any time by the Chairman of the Board or by order of the Board of Directors, and shall be called by the Chairman of the Board, Chief Executive Officer, or Secretary at the request in writing of a majority of the Board of Directors.  Such request shall state the purpose(s) of the proposed special meeting.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 3.  Notice.  Written notice of an annual or special meeting, stating the place, date, and hour of the meeting and the purpose(s) for which the meeting is called, shall be given to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the meeting. All such notices shall be deemed delivered, either: (a) personally; (b) by mail, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her, or its address as the same appears on the records of the corporation; or (c) by a form of electronic transmission, including electronic mail, in the manner provided in and to the extent permitted by the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Any previously scheduled annual meeting of the stockholders may be postponed, and any previously scheduled special meeting of the stockholders may be postponed or cancelled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 4.  Quorum.  The holders of stock having a majority of the voting power of the stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders.  If a quorum is not present, the chairman of the meeting or the holders of a majority of the voting shares present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another time and/or place from time to time.  When a quorum is once present to commence a meeting of stockholders, it shall not be broken by the subsequent withdrawal of the stockholders or their proxies.

Section 5.  Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At any such adjourned meeting at which a quorum shall be present or represented, the corporation may transact any business which might have been transacted at the original meeting. Notwithstanding the foregoing, if the adjournment is for more than thirty (30) days or, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in these Bylaws.

Section 6.  Order of Business.  The order of business at any meeting of stockholders shall be determined by the Chairman of the Board.

Section 7.  New Business at Annual Meetings.

(a) At an annual meeting of stockholders, only such new business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before the annual meeting.  For any new business proposed by the Board of Directors to be properly brought before the annual meeting, such new business shall be approved by the Board of Directors and shall be stated in writing and filed with the Secretary of the corporation at least five (5) days before the date of the annual meeting, and all business so approved, stated, and filed shall be considered at the annual meeting.

(b) Any stockholder may make any other proposal at the annual meeting, but unless properly brought before the annual meeting, such proposal shall not be acted upon at the annual meeting.  For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in writing to the Secretary of the corporation as specified in these Bylaws.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the date that corresponds to one hundred and twenty (120) days prior to the date that the corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting:

(i) a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

(ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal;

(iii) the class and number of shares of stock that are held of record, beneficially owned, and represented by proxy on the date of such stockholder notice and on the record date of the meeting (if such date shall have been publicly made available) by the stockholder;

(iv) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of stock of the corporation;

(v) any financial interest of the stockholder in such proposal; and

(vi) all other information that would be required to be filed with the United States Securities and Exchange Commission (the “SEC”) if, with respect to any such item of business, such stockholder or stockholders were a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

(c) The Board of Directors may reject any stockholder proposal not made strictly in accordance with these Bylaws.  Alternatively, if the Board of Directors fails to consider the validity of any stockholder proposal, the presiding officer of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that the stockholder proposal was not made in strict accordance with these Bylaws and, if he or she should so determine, he or she shall so declare at the annual meeting, and any such business or proposal not properly brought before the annual meeting shall not be acted upon at the annual meeting.  This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed, and received as provided in these Bylaws.

Section 8.  Stock Records. It shall be the duty of the Secretary or other officer of the corporation who shall have charge of its stock ledger, either directly or through another officer of the corporation designated by him or her, or through a transfer agent appointed by the Board of Directors, to prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders of record entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days before said meeting, either at a place within the city where said meeting is to be held, which place shall be specified in the notice of said meeting, or, if not so specified, at the place where the meeting is to be held.  The stock ledger shall constitute the only evidence as to who are the stockholders entitled to examine the stock ledger, such list, or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

ARTICLE IIA

VOTING AT MEETINGS OF STOCKHOLDERS

Section 1.  Voting Rights. Except as otherwise provided by the Delaware General Corporation Law, the certificate of incorporation of the corporation (the “Certificate of Incorporation”), or these Bylaws, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder on the applicable record date as provided in these Bylaws.  Shares of its own stock belonging to the corporation shall not be entitled to vote.

Section 2.  Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person(s) to act for him or her by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy specifically provides for a longer period. Each proxy shall be in writing executed by the stockholder giving the proxy or by his or her duly authorized attorney. Each proxy shall be revocable, unless expressly provided therein to be irrevocable or unless otherwise made irrevocable by law.  At each meeting of the stockholders, and before any voting commences, all proxies shall be submitted to and examined by the Secretary or a person designated by the Secretary of the corporation or the secretary of the meeting, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 3.  Voting by Stockholders on Matters Other Than the Election of Directors. With respect to any matters as to which no other voting requirement is specified by the Delaware General Corporation Law, the Certificate of Incorporation, or these Bylaws, the affirmative vote required for stockholder action shall be that of a majority of the shares present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at a meeting of stockholders at which a quorum is present.

Section 4.  Voting by Stockholders in the Election of Directors. Each director to be elected by the stockholders shall be elected by a majority of the votes cast at any meeting held for the purpose of the election of directors at which a quorum is present, subject to the following provisions:

(a) Resignation of Incumbent Director Who Fails to Receive a Majority Vote: In any non-contested election of directors, any director nominee who is an incumbent director who receives a greater number of votes “withheld” from his or her election (or “against” or “no” votes) than votes “for” such election shall immediately tender his or her resignation to the Board of Directors, which resignation shall be irrevocable. Thereafter, the Board of Directors shall decide, through a process managed by the Nominating and Governance Committee (and excluding the nominee in question from all Board of Directors and Committee deliberations), whether to accept such resignation within ninety (90) days of the date of such resignation. Absent a “compelling reason” for the director to remain on the Board of Directors (as determined by the Board of Directors), the Board of Directors shall accept the resignation from the director. To the extent that the Board of Directors determines that there is a “compelling reason” for the director to remain on the Board of Directors and does not accept the resignation, the Board of Directors’ explanation of its decision shall be disclosed promptly in a Current Report on Form 8-K filed with the SEC.

(b) Definition of “Compelling Reason”: For purposes of this Article IIA, Section 4, a “compelling reason” shall be determined by the Board of Directors (excluding the nominee in question from all Board of Directors and Committee deliberations) and could include, by way of example and without limitation, situations in which a director nominee was the target of a “vote no” or “withhold” campaign on what the Board of Directors believes to be an illegitimate or inappropriate basis or if the resignation would cause the corporation to be in violation of its constituent documents or regulatory requirements.

(c) Consequences of the Board of Directors’ Acceptance or Non-Acceptance of a Director’s Resignation: If such incumbent director’s resignation is accepted by the Board of Directors, then such director shall immediately cease to be a member of the Board of Directors upon the date of action taken by the Board of Directors to accept such resignation. If the incumbent director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting, or until his or her subsequent resignation.

(d) Failure of a Non-Incumbent Director to Win Election: If any nominee for director who is not an incumbent fails in a non-contested election to receive a majority vote for his or her election at any meeting for the purpose of the election of directors at which a quorum is present, such candidate shall not be elected and shall not take office.

(e) Filling Vacancies: If an incumbent director’s resignation is accepted by the Board of Directors pursuant to this Article IIA, Section 4, or if a non-incumbent nominee for director is not elected, the Board of Directors may fill any resulting vacancy or may decrease the size of the Board of Directors pursuant to the provisions of these Bylaws.

(f) Majority Vote Defined: For purposes of this Article IIA, Section 4, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the total number of votes cast with respect to that director’s election. Votes “cast” shall include votes to withhold authority and votes “against” and “no” votes, but shall exclude abstentions with respect to a director’s election or with respect to the election of directors in general.

(g) Vote Standard in Contested Elections: Notwithstanding anything to the contrary contained in this Article IIA, Section 4, in the event of a contested election, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary: (i) as of the close of the applicable notice of nomination period set forth in Article III, Section 4, based on whether one or more notice(s) of nomination were timely filed in accordance with these Bylaws; or (ii) if later, reasonably promptly following the determination by any court or other tribunal of competent jurisdiction that one or more notice(s) of nomination were timely filed in accordance with these Bylaws; provided, however, that the determination that an election is a contested election by the Secretary pursuant to clause (i) or (ii) shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn (or declared invalid or untimely by any court or other tribunal of competent jurisdiction) such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election; in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

Section 5.  Inspector of Votes.   The chairman of the meeting may appoint up to two inspectors of votes to act at each meeting of stockholders, unless the Board of Directors previously made such appointments.  Each inspector of votes shall first subscribe an oath or affirmation faithfully to execute the duties of an inspector of votes at a meeting with strict impartiality and according to the best of his or her ability.  Such inspector of votes, if any, shall take charge of the ballots, if any, at the meeting, and after the balloting on any question, shall count the ballots cast and shall make a report to the secretary of the meeting of the results.  An inspector of ballots need not be a stockholder of the corporation, and any officer of the corporation may be an inspector of votes on any question other than a vote for or against his or her election to any position with the corporation or on any other question in which he or she may be directly interested.

ARTICLE III

BOARD OF DIRECTORS

Section 1.  General Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, which shall have and may exercise all powers of the corporation and take all lawful acts as are not by statute, the Certificate of Incorporation, or these Bylaws directed or required to be exercised or taken by the stockholders.

Section 2.  Number, Qualification, and Term of Office. The number of directors that shall constitute the Board of Directors shall be established from time to time by a vote of a majority of the entire Board of Directors; provided, however, that the number of directors shall be no fewer than three (3) and no more than fifteen (15). Except as provided in Section 5 of this Article III, the Board of Directors shall be elected at the annual meeting of the stockholders by written ballot and each director elected shall hold office until the next annual meeting of stockholders or until a successor is duly elected and qualified or until his or her earlier resignation or removal as hereinafter provided.

Section 3.  Resignation. Any director may resign at any time upon written notice to the corporation. Such written resignation shall take effect at the time specified therein, and if no time is specified, immediately upon receipt by the corporation.  Unless otherwise specified in the notice, acceptance of a resignation shall not be necessary to make it effective.

Section 4.  Nominations.

(a) Only persons nominated in accordance with this Article III, Section 4, shall be eligible for election to the Board of Directors.

(b) If a person is to be elected to the Board of Directors because of an existing vacancy, nomination shall be made only by the entire Board of Directors or the Nominating and Governance Committee. The entire Board of Directors or the Nominating and Governance Committee shall also make nominations for the directors to be elected by the stockholders of the corporation at an annual meeting of the stockholders as provided in these Bylaws.

(c) Nominations of individuals for election to the Board of Directors at an annual meeting of stockholders may be made by any stockholder of the corporation entitled to vote for the election of directors at that meeting who complies with the procedures set forth in this Article III, Section 4.  To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the corporation not less than seventy-five (75) days prior to the date of the annual meeting of stockholders nor more than eighty-five (85) days prior to the date of such annual meeting; provided, however, that if less than seventy-five (75) days’ notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of (i) the day on which such notice of the date of the annual meeting was mailed or (ii) the day on which such public disclosure was made.  Such stockholder’s notice shall set forth:

(i) as to each person whom the stockholder proposes to nominate for election or re-election to the Board of Directors:

(A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors in a contested election pursuant to the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(B) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(ii) as to the stockholder giving notice:

(A) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal;

(B) the class and number of shares of stock that are held of record, beneficially owned, and represented by proxy on the date of such stockholder notice and on the record date of the meeting (if such date shall have been publicly made available) by the stockholder; and

(C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of stock of the corporation.

The Board of Directors may reject any nomination by a stockholder not made in strict compliance with the terms of this Article III, Section 4.  Alternatively, if the Board of Directors fails to consider the validity of any nominations by a stockholder, the presiding officer of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in strict accordance with the terms of this Article III, Section 4, and, if he should so determine, he shall so declare at the annual meeting and the defective nomination shall be disregarded.

Section 5.  Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may only be filled by (a) a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, or (b) the vote of the stockholders at an annual meeting of stockholders. Each director so chosen shall hold office until the next annual meeting of stockholders, or until a successor is duly elected and qualified, or until his or her earlier resignation.  If there are no directors in office, then an election of directors may be held as provided by statute.

MEETINGS OF BOARD OF DIRECTORS

Section 6.  Time and Place of Meeting.  The Board of Directors may hold meetings, both regular and special, at such times and places as it determines.

Section 7.  Annual Meetings. The annual meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders, and no notice of such meeting to the newly elected directors shall be necessary in order to legally constitute the meeting, provided a quorum is present.  If such meeting is not held immediately following the annual meeting of stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

Section 8.  Regular Meetings and Notice.  Regular meetings of the Board of Directors may be held without notice.

Section 9.  Special Meetings and Notice. Special meetings of the Board of Directors may be called (a) by the Chairman of the Board on at least twenty-four (24) hours prior notice to each director, or (b) upon the request of at least one-third of the directors, by the Secretary on at least twenty-four (24) hours prior notice to each director. Notice may be given either personally, by telephone, by mail, by telecopy, or by e-mail. Notice need not be given to any director if waived by him or her in accordance with these Bylaws, or if he or she shall be present at the meeting.

Section 10.  Chairman of the Board; Lead Director. The Chairman of the Board shall be appointed by resolution of the Board of Directors and shall preside at all meetings of the Board of Directors. If the Chairman of the Board is not considered by the Board of Directors to be an independent director, the independent directors will elect one to serve as Lead Director. The Lead Director, if any, will chair meetings of independent directors, will facilitate communications between other members of the Board of Directors and the Chairman of the Board, and will assume other duties that the independent directors as a whole may designate from time to time.

Section 11.  Quorum, Required Vote, and Adjournment. At all meetings of directors, fifty percent (50%) of the total number of directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting in which a quorum is present shall be the act of the Board of Directors, except as otherwise provided by Delaware General Corporation Law or by the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of the

Board of Directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 12.  Remuneration.  The Board of Directors shall have the authority to fix the compensation of directors by written resolution. The Board of Directors may also provide that the corporation shall reimburse each director for any expenses paid by him or her for attendance at any meeting.  Nothing herein shall be construed to preclude any director from serving the corporation in any other capacity as an officer, employee, agent, or otherwise, and receiving compensation therefor.

COMMITTEES OF DIRECTORS

Section 13.  Committees of the Board. The corporation shall have the following committees: (a) Audit Committee; (b) Compensation Committee; and (c) Nominating and Governance Committee.  Each committee shall consist of at least a majority of independent directors as required by the rules and regulations of the New York Stock Exchange, any other exchange on which the Company’s securities are traded, the Exchange Act, and other rules and regulations promulgated by the SEC.  The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate other committees, and each such other committee shall consist of two or more of the directors of the corporation. Such committee or committees (including the members thereof) shall serve at the pleasure of the Board of Directors and have such name or names and have as many members as may be determined from time to time by resolution adopted by the Board of Directors. Any member of the Board of Directors may participate in the meetings of any such committee, subject to the approval of the chairman of such committee. The Board of Directors shall adopt a charter for each committee it designates (other than special committees), and each committee shall assess the adequacy of such charter annually and recommend any changes to the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 14.  Quorum and Voting.  At any meeting of a committee, a majority of the members of the committee shall constitute a quorum for the transaction of business, and the act of a majority of the members present at any meeting at which a quorum is present shall be the act of a committee.

GENERAL

Section 15. Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the

Board of Directors or committee.

Section 16.  Presence at Meetings by Means of Communications Equipment. Members of the Board of Directors or any committee thereof may participate in and act at any meeting of the Board of Directors or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute attendance and presence in person at the meeting of the person or persons so participating.

ARTICLE IV

NOTICE

Section 1.  Notice.  Whenever a notice is required to be given to any director or stockholder by any provision of law, these Bylaws, or the Certificate of Incorporation, the requirement shall not be construed to mean personal notice, but such notice may be given in writing, in person, or by mail, addressed to such director or stockholder at his or her address as it appears on the records of the corporation, with postage paid thereon, and such notice shall be deemed to be given at the time when it shall be deposited in the United States mail.  Notice to stockholders and directors may also be given in any manner permitted by these Bylaws and shall be deemed to be given at the time when first transmitted by the method of communication so permitted.

Section 2.  Waiver of Notice.  Whenever a notice is required to be given by any provision of law, these Bylaws, or the Certificate of Incorporation, a written waiver, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the sole and express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.  Authorized Notices.  Unless otherwise specified in these Bylaws, the Secretary or such other person(s) as the Chairman of the Board designates shall be authorized to give notices for the corporation.

ARTICLE V

OFFICERS

Section 1.  Positions. The officers of the corporation may consist of a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents (who may be designated as Corporate Vice Presidents, Senior Vice Presidents, Executive Vice

Presidents, or Group Vice Presidents), a Secretary, and a Treasurer as appointed by the Board of Directors or Chief Executive Officer.  The corporation may have such additional or assistant officers (sometimes referred to as “additional officers”) as the Board of Directors or Chief Executive Officer may deem necessary for its business from time to time.  The Board of Directors shall also have the authority to designate officers as the Chief Financial Officer, Chief Operating Officer, Controller, or similar such titles.  Any two or more offices may be held by the same person.

Section 2.  Appointment.  The officers of the corporation may be appointed annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of stockholders or at any other time.  At any time and from time to time the Board of Directors may delegate to any officer their power to appoint any other officer or agent.

Section 3.  Chairman and Vice Chairman of the Board.  The Chairman of the Board shall preside, when present, at all meetings of the Board of Directors.  The Chairman shall advise and counsel the Chief Executive Officer and other officers of the corporation, and shall exercise such powers and perform such duties that shall be assigned to or required of him or her by the Board of Directors.  The Chairman of the Board may be an executive officer of the corporation.  The Vice Chairman of the Board, if any is elected or appointed, shall assume the duties and powers of the Chairman of the Board in his or her absence and shall otherwise have such duties and powers as shall be designated from time to time by the Board of Directors.

Section 4.  Chief Executive Officer.  The Chief Executive Officer shall have general charge and supervision of the business of the corporation, shall see that all orders, actions, and resolutions of the Board of Directors are carried out, and shall have such other authority and shall perform such other duties as set forth in these Bylaws or, to the extent consistent with these Bylaws, such other authorities and duties prescribed by the Board of Directors.  The Chief Executive Officer shall have the power to execute any and all instruments and documents on behalf of the corporation and to delegate to any other officer of the corporation the power to execute any and all such instruments and documents.

Section 5.  Secretary and Assistant Secretary. The Secretary shall record all proceedings of the stockholders, of the Board of Directors, and of committees of the Board of Directors in a book or series of books to be kept therefor and shall file therein all writings of or related to action by stockholder or director consent.  In the absence of the Secretary from any meeting, an Assistant Secretary, or if there be none or he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof.  Unless a transfer agent has been appointed, the Secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder.  He or she shall have such other duties and powers as designated by the Board of Directors or the Chief Executive Officer.  Any Assistant Secretaries shall have such duties and powers as designated by the Board of Directors, the Chief Executive Officer, or the Secretary.

Section 6. Treasurer and Assistant Treasurer. Except as otherwise voted by the Board of Directors, the Treasurer shall be the Chief Financial Officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as designated by the Board of Directors or Chief Executive Officer.  Any Assistant Treasurers shall have such duties and powers as designated by the Board of Directors, Chief Executive Officer, or Treasurer.

Section 7.  Authority and Duties of Other Officers.  Subject to the Delaware General Corporation Law, the Certificate of Incorporation, and to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers set forth in this Article V, such duties and powers as are commonly incident to such office and such additional duties and powers as prescribed by the Board of Directors, the Chief Executive Officer, or by an officer authorized by the Board of Directors to prescribe the duties of such officer.  Any designation of duties by the Chief Executive Officer or other officer shall be subject to the review by the Board of Directors but shall be in full force and effect in the absence of such review.

Section 8.  Term of Office. Each officer shall hold office until a successor shall have been appointed and qualified or until his or her earlier death, resignation, or removal.

Section 9.  Compensation and Contract Rights.  The Board of Directors shall have the authority to (a) fix the compensation, whether in the form of salary, bonus, stock options, stock awards, or otherwise, of all officers and employees of the corporation, either specifically or by formula applicable to particular classes of officers or employees, and (b) authorize officers of the corporation to fix the compensation of subordinate employees; provided, however, that the Compensation Committee shall fix the compensation of the “Named Executive Officers” as defined by the Exchange Act.  The appointment of an officer shall not of itself create contract rights.

Section 10.  Resignation or Removal.  Any officer of the corporation may resign at any time by giving written notice to the Board of Directors.  Any such resignation shall be effective when the notice is given, unless the notice specifies a later date, and shall be without prejudice to the contract rights, if any, of the officer.  The Board of Directors may, by majority vote, remove any officer, with or without cause.  An officer duly appointed by the Chief Executive Officer or other officer may be removed by such appointing officer.  The removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 11.  Vacancies.   If any office becomes vacant by any reason, the Board of Directors may (a) appoint a successor or successors who shall hold office for the unexpired term or (b) leave such office vacant.

Section 12. Reservation of Authority. All other powers not expressly delegated or provided for herein, or in the Delaware General Corporation Law, to any officer are expressly reserved to the Board of Directors and may be delegated by it to any officer by resolution adopted from time to time by the Board of Directors.

ARTICLE VI

INDEMNIFICATION

Section 1.  Damaged and Expenses. To the full extent permitted by law, the corporation shall indemnify and pay the expenses of any party who is or was made, or threatened to be made, a party to any action or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director, officer, or employee of the corporation or served any other corporation, trust, or enterprise in any capacity at the request of the corporation.

Section 2.  Prepaid Expenses. Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding, as authorized by the Board of Directors.

Section 3.  Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under this Article VI.

Section 4.  Merger or Consolidation. For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VII

CERTIFICATES OF STOCK

Section 1. Right to Certificate. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the Chairman of the Board or the Chief Executive Officer, and by the Secretary or an Assistant Secretary of the corporation, certifying the number of shares owned by such stockholder.  If the corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, and preferences and relative, participating, option, or other special rights of each class of stock or series thereof, and the qualifications, limitations, or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the corporation will issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights.

Section 2.  Electronic or facsimile signatures.  Any or all of the signatures on the certificate may be electronic or facsimile.  In case any officer, transfer agent, or registrar who has signed or whose electronic or facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 3.  New Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to indemnify the corporation or to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft, or destruction of any such certificate or the issuance of such new certificate.

Section 4.  Transfers.  Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, it shall be the duty of the corporation, subject to any proper restrictions on transfer, to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

Section 5.  Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, whether or not provided by the Delaware General Corporation Law.

ARTICLE VIII

GENERAL PROVISIONS

Section 1.  Dividends. Dividends upon the capital stock of the corporation, if any, may be declared by the Board of Directors pursuant to law.  Dividends may be paid in cash, in property, or in shares of capital stock or other securities.

Section 2. Reserves.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum(s) as the Board of Directors from time to time, in their absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Section 3.  Checks. All checks or demands for money and promissory notes of the corporation shall be signed by such officer(s) or such other person(s) as the Board of Directors may prescribe from time to time.

Section 5.  Fiscal Year.  The fiscal year of the corporation shall be determined by the Board of Directors.

Section 6.  Corporate Seal. The Board of Directors may provide a corporate seal, which shall be in the form of a circle and shall have inscribed thereon the name of the corporation, the year of its organization, and the words “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed, affixed, reproduced, or otherwise.

Section 7.  Certificate of Incorporation.  These Bylaws are subject to the terms of the Certificate of Incorporation.

ARTICLE IX

AMENDMENTS

These Bylaws may be amended, altered, or repealed or new bylaws adopted only in accordance with the Certificate of Incorporation and any other requirements specified in these Bylaws.